Exhibit 17.2

R. Thomas Kidd

Dated: November 28, 2006

TO: The Board of Directors of Greens Worldwide Incorporated

RESIGNATION:

Please be advised that I hereby tender my notice of resignation as a director, President and Chief Executive Officer of Greens Worldwide Incorporated and as an officer and director of any and all subsidiaries/affiliates effective November 28, 2006.

With regard to the circumstances surrounding my resignation, I think it is important that the following statement confirm to you why I was forced to resign as a director, President and CEO.

I was forced to resign as a director and officer due to (i) insubordination of the company’s management team, (ii) my lack of confidence in the management team’s ability to execute a business plan and (iii) the management team’s failure to disclose to me operational issues.

Please file this explanation of my resignation as a director an as exhibit to the report as required by Form 8-K to the Securities and Exchange Commission.

I wish everyone at Greens Worldwide and its subsidiaries the very best success going forward. A hard copy of this notice of resignation will be deposited in the U.S. Mail and sent via overnight courier and faxed to the main corporate office.

Sincerely,

/s/R. Thomas Kidd

R. Thomas Kidd